SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 5, 2008 (December 1, 2008)

GUIDED THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

4955 Avalon Ridge Pkwy, Suite 300 Norcross, Georgia (Address of Principal Executive Offices)	30071 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry Into a Material Definitive Agreement.

On December 1, 2008, Guided Therapeutics, Inc. (the "Company") entered into a Note Purchase Agreement (the "Loan Agreement") with 28 existing and new lenders (the "Lenders"), pursuant to which the Company will issue approximately $2.3 million in aggregate principal amount of 15% subordinated secured convertible notes due December 1, 2011 (the "Convertible Notes") and warrants exercisable for 1,558,878 shares of the Company's common stock (the "Warrants").

The Convertible Notes will be subordinated to the existing senior secured obligations of the Company, which are secured by (a) a first priority lien on all of the Company's assets; (b) a guaranty by the Company's wholly owned subsidiary, InterScan, Inc. ("InterScan"); (c) a lien on all of InterScan's assets; and (d) a pledge on all issued and outstanding stock of the Company and InterScan. No payments will be due under the Convertible Notes until they mature on December 1, 2011 (the "Maturity Date"). The Convertible Notes will bear interest at 15% per year, payable on the Maturity Date, absent an event of default (in which case the interest rate increases to 20%).

The Convertible Notes will be convertible into approximately 3,556,580 shares of the Company's common stock, at a conversion rate of $0.65 per share, subject to certain adjustments. The Warrants will be immediately exercisable for 11,558,878 shares at an exercise price of $0.65 per share, subject to certain adjustments. The Loan Agreement also provides certain registration rights to the Lenders with respect to the shares of the Company's common stock underlying the Convertible Notes and Warrants.

Approximately $1.1 million of the proceeds from the Loan Agreement will be used to convert existing debt into Convertible Notes as described below, and approximately $0.2 million will be used to retire debt from previous loans. The remaining funds, less fees and expenses, are intended for use in product development, working capital and other corporate purposes.

The unsecured notes issued to Dolores Maloof on April 10, 2008, in the aggregate principal amount of $400,000, plus interest, will be converted into Convertible Notes, as will be notes issued under the note purchase agreement, dated July 7, 2008, in aggregate principal amount of $625,000, plus interest, held by Ressler & Tesh, PLLC, Richard Blumberg and designated Investors, Dr. George Goll, Jill T. Gentile, Gregory S. Petrie, Mark E. Brennan & Maureen C. Brennan, Jt. Tenants WROS, Michael Moore, Benny H. Screws, The Sternfeld Family Trust, Peter L. Reininger, John C. Imhoff and J.E. Funderburke.

The Lenders include John E. Imhoff, William Zachary, Jr. Michael C. James, Dr. Ronald W. Hart and Ronald W. Allen, all directors of the Company, who collectively own an aggregate of approximately 28% of the Company's outstanding common stock.

Item 1.02.        Termination of a Material Definitive Agreement.

The information regarding the terminations of the notes described in the next to last paragraph of Item 1.01 above is incorporated into this Item 1.02 by reference.

Item 2.03.        Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information reported above in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 3.02.        Unregistered Sales of Equity Securities.

The information reported above in Item 1.01 is incorporated into this Item 3.02 by reference.

Of the $2.3 million in aggregate principal value of the Convertible Notes, approximately $1.1 million will be issued in exchange for existing securities of the Company and the remaining approximately $1.2 million will be issued for cash. The convertible notes and warrants will be issued in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, based upon the representations of the purchasers.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.
/s/ MARK L. FAUPEL
	By:	Mark L. Faupel, Ph.D.
President & CEO

Date: December 5, 2008.